Filed under Rule 424(b)(2)

Registration Statement No. 333-169633

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Maximum Aggregate	Amount of
Securities Offered	Offering Price	Registration Fee
3.100% Duke Energy Corporation InterNotes® Due December 15, 2026	$10,063,000	$1,372.59
TOTAL	$10,063,000	$1,372.59

Pricing Supplement No. 3 - Dated Monday, December 17, 2012 (Prospectus Dated September 29, 2010 and Prospectus Supplement Dated November 13, 2012)

CUSIP			Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s	Product
Number	Principal Amount	Selling Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
26442KAC0	$10,063,000.00	100.000%	2.300%	$9,831,551.00	Fixed	3.100%	Semi-Annual	12/15/2026	06/15/2013	$15.07	Yes	Senior Unsecured Notes

Redemption Information: Non-Callable

Duke Energy Corporation	Trade Date: Monday, December 17, 2012 @ 12:00 PM ET	Duke Energy Corporation
	Settlement Date: Thursday, December 20, 2012	Duke Energy InterNotes
	Minimum Denomination/Increments: $1,000.00/$1,000.00	Due One Year or More from Date of Issue
	Initial trades settle flat and clear SDFS: DTC Book Entry only	Prospectus Supplement Dated November 13, 2012
	DTC Number 0235 via RBC Dain Rauscher Inc.	to Prospectus Dated September 29, 2010

Agents: BofA Merrill Lynch, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Incapital, LLC, Citigroup, Edward D. Jones & Co., L.P., Morgan Stanley, RBC Capital Markets, LLC, UBS Investment Bank, Wells Fargo Advisors, LLC

If the maturity date or an interest payment date for any note is not a business day (as such term is defined in the Prospectus Supplement), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Legal Matters:

In the opinion of Duke Energy Corporation’s counsel, when the notes offered by this pricing supplement have been executed and issued by Duke Energy Corporation and authenticated by the trustee pursuant to an Indenture dated as of June 3, 2008, as amended and supplemented, between Duke Energy Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Indenture”), and delivered against payment as contemplated herein, such notes will constitute valid and binding obligations of Duke Energy Corporation, enforceable in accordance with their terms. The opinion expressed above is subject to specified qualifications, assumptions and limitations, including that the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and that such counsel does not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on any agreements or instruments or any transactions contemplated by such opinion. In addition, this opinion is subject to customary assumptions, including, other than with respect to Duke Energy Corporation, (i) that the parties to documents, including the Indenture, relevant to such opinion had or will have the power, corporate or otherwise, to enter into and perform all obligations thereunder, (ii) the due authorization thereof by all requisite action, corporate or other by such parties, (iii) the execution and delivery by such parties of such documents, and (iv) the validity and binding effect of such documents on such parties, all as stated in the letter of such counsel dated November 13, 2012, which has been filed as Exhibit 5.1 to a Current Report on Form 8-K filed by Duke Energy Corporation on November 13, 2012.

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.